Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Redemption of

7.50% Senior Subordinated Notes due 2017

PITTSBURGH, December 10, 2012/PRNewswire/ — WESCO International, Inc. (NYSE: WCC) today announced that its subsidiary WESCO Distribution, Inc. will redeem all of its outstanding 7.50% Senior Subordinated Notes due 2017 (CUSIP No. 95081QAH7) (the “Notes”) on January 9, 2013 (the “Redemption Date”). Upon redemption, WESCO Distribution will pay to the registered holders of the Notes a redemption price of 101.250% of the principal amount outstanding, plus accrued and unpaid interest to, but excluding, the Redemption Date, for a total of $1,030 per $1,000 principal amount of Notes. The aggregate principal amount of Notes currently outstanding is $150,000,000. Payment of the redemption price and accrued interest shall be made through normal DTC procedures. WESCO Distribution intends to use available funds to redeem the Notes.

This press release does not constitute a notice of redemption of the Notes. The redemption of the Notes is made solely pursuant to WESCO Distribution’s notice of redemption dated December 10, 2012 and delivered to the registered holders of the Notes by the trustee with respect to the Notes.

# # #

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,500 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

# # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Kenneth S. Parks, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com